Exhibit 10.1

SECOND AMENDMENT

TO THE

ENOVIS CORPORATION 2020 OMNIBUS INCENTIVE PLAN

WHEREAS, Enovis Corporation, a Delaware corporation, formerly named Colfax Corporation (the “Company”), established and sponsors the Enovis Corporation 2020 Omnibus Incentive Plan, as amended (the “Plan”);

WHEREAS, pursuant to Section 5.3 of the Plan, the Board of Directors of the Company (the “Board”) reserved the right to amend the Plan at any time;

WHEREAS, as a result of the one-for-three reverse stock split of the common stock, $0.001 par value per share, of the Company (the “Stock”) and pursuant to Section 17 of the Plan, the aggregate number of remaining shares of Stock reserved and available for issuance under Section 4.1 of the Plan was reduced to 1,080,024;

WHEREAS, the stockholders of the Company approved the First Amendment to the Plan on June 7, 2022, authorizing an additional 745,000 shares of common stock for issuance under the Plan; and

WHEREAS, the Board desires to amend the Plan to add an additional 2,100,000 shares of Stock of the Company for issuance under the Plan.

NOW, THEREFORE, pursuant to the power reserved by Section 5.3 of the Plan, the Board amends the Plan as follows, subject to and effective upon approval by the Company’s stockholders at the Annual Meeting to be held on May 20, 2024 (the “2024 Annual Meeting”). Defined terms used herein, but not otherwise defined in this Second Amendment, shall have the meanings ascribed to them in the Plan:

1.	Section 4.1 containing the aggregate number of shares of Stock reserved and available for issuance pursuant to Awards granted under the Plan is hereby amended in its entirety to read:

“4.1 Number of Shares. Subject to the Share Counting rules set forth in Section 4.4 and to adjustment as provided in Section 17, the aggregate number of shares of Stock reserved and available for issuance pursuant to Awards granted under the Plan shall be 4,321,666 shares, which number may be increased by the number of shares available for issuance under a stockholder-approved plan of a business entity that is a party to an acquisition, merger or other transaction in which the Company or an Affiliate acquires the business entity (as appropriately adjusted, if necessary, to reflect such transaction) (“Total Available Shares”).”

2.	Section 4.2 containing the maximum number of shares of Stock that may be issued upon exercise of Incentive Stock Options granted under the Plan is hereby amended in its entirety to read:

“4.2 Incentive Stock Options. The maximum number of shares of Stock that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 4,321,666 shares, subject to adjustment as provided in Section 17.”

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IN WITNESS WHEREOF, this Second Amendment, having been first duly authorized, approved and adopted by the Board, and approved by the Company’s stockholders at the 2024 Annual Meeting, is hereby executed below by a duly authorized officer of the Company on this 22nd day of May, 2024.

ENOVIS CORPORATION

By:	/s/ Bradley J. Tandy
Name:	Bradley J. Tandy
Title:	Senior Vice President and Chief Legal Officer